Exhibit 13

THE TRAVELERS SEPARATE ACCOUNT SEVEN FOR VARIABLE ANNUITIES
THE TRAVELERS SEPARATE ACCOUNT EIGHT FOR VARIABLE ANNUITIES

SCHEDULE FOR COMPUTATION OF TOTAL RETURN CALCULATIONS

The standardized and nonstandardized average annual total returns are computed according to the formula described below. A hypothetical initial investment of $1,000 is applied to the Funding Option, and then related to ending redeemable values as of the most recent fiscal year end, for the calendar year-to-date (nonstandardized only), and over a 1-year, 3-year (nonstandardized only), 5-year, and 10-year period, or since inception if a Funding Option has not been in existence for one of the prescribed periods.

T = (ERV/P) 1/n  -1 where:

               T   =   average annual total return

               P   =   a hypothetical initial payment of $1,000

               n   =   the applicable year (1, 3, 5, 10) or portion thereof

               ERV   =   ending redeemable value of a hypothetical $1,000 payment made at the beginning of each of the periods

Both the standardized and nonstandardized performance returns reflect the deduction for the management fees and other expenses for a Funding Option, the mortality and expense risk charge(s) and the administrative expense charge.

For Funding Options that were in existence prior to the date they became available under the Separate Account, the standardized average total return quotations may be accompanied by returns showing the investment performance that such Fund Options would have achieved (reduced by applicable charges/fees) had they been held under the Contract for the period quoted. The total return quotations are based on historical earnings and are not necessarily representative of future performance.

Standardized Method

The standardized returns take into consideration all fees and/or charges applicable to the Funding Option or contract. Standardized performance figures will only be available after the product offered through the Separate Account has begun operating.

Under the standardized method, the $30 annual contract administrative charge is reflected in the calculation. It is expressed as a percentage of assets based on the actual fees collected divided by the average net assets for contracts sold under the prospectus for each year for which performance is shown.

Nonstandardized Method

Nonstandardized returns do not reflect the deduction of the $30 annual administrative charge, which, if reflected, would decrease the level of performance shown.

For a Schedule of the Computation of the Historical Total Return Quotations, see attached.

TOTAL RETURN COMPUTATIONS	Year Ending

Fund Name	12/31/00	12/31/01	12/31/02

AIM Capital Appreciation Portfolio	1.000000	0.732154	0.535294
Morgan Stanley UIF Active International Allocation Portfolio	1.000000	0.770323	0.609469
Morgan Stanley UIF Emerging Markets Equity Portfolio	1.000000	0.902519	0.793173
Morgan Stanley UIF Equity Growth Portfolio	1.000000	0.817479	0.565525
Morgan Stanley UIF Global Value Equity Portfolio	1.000000	0.897085	0.717910
Morgan Stanley UIF Mid Cap Growth Portfolio	1.000000	0.677440	0.446643
Morgan Stanley UIF U.S. Real Estate Securities Portfolio	1.000000	1.063580	1.019806
MFS Total Return Portfolio	1.000000	0.966558	0.884111
Van Kampen LIT Comstock Portfolio Class II Shares	1.000000	0.938904	0.727585
Van Kampen LIT Emerging Growth Portfolio Class II Shares	1.000000	0.653598	0.420845
Van Kampen LIT Enterprise Portfolio Class II Shares	1.000000	0.763343	0.515169
Van Kampen LIT Government Portfolio - Class II Shares	1.000000	1.032920	1.093506
Van Kampen LIT Growth and Income Portfolio Class II Shares	1.000000	0.906880	0.744753
Van Kampen LIT Money Market Portfolio - Class II Shares	1.000000	1.000455	0.976600
Fidelity VIP Contrafund® Portfolio - Service Class 2	1.000000	0.843565	0.735484
Fidelity VIP Mid Cap Portfolio - Service Class 2	1.000000	0.931814	0.808573
Morgan Stanley UIF U.S. Mid Cap Core Portfolio - Class I	1.000000	0.935459	0.645690
Morgan Stanley UIF Value Portfolio	1.000000	0.988897	0.739793
Salomon Brothers Variable All Cap Fund - Class I	1.000000	0.985298	0.708917
Salomon Brothers Variable Emerging Growth Fund	1.000000	0.914071	0.589241
Salomon Brothers Variable High Yield Bond Fund	1.000000	1.017172	1.056545
Salomon Brothers Variable Investors Fund - Class I	1.000000	0.925615	0.684310
Salomon Brothers Variable Large Cap Growth Fund	—	—	0.765720
Salomon Brothers Variable Small Cap Growth Fund - Class I	1.000000	0.895291	0.558913
Salomon Brothers Variable Strategic Bond Fund	1.000000	1.034707	1.090369
Equity Income Portfolio (Fidelity)	1.000000	0.901359	0.747344
Large Cap Portfolio (Fidelity)	1.000000	0.795656	0.590246
Morgan Stanley UIF Core Plus Fixed Income Portfolio - Class II	—	—	—
Morgan Stanley UIF Global Franchise Portfolio - Class II	—	—	—
Van Kampen UIF Equity and Income Portfolio - Class II	—	—	—